Exhibit 99.2

For More Information:

Jim McCubbin, EVP & CFO	Brett Maas or David Fore
WidePoint Corporation	Hayden IR
7926 Jones Branch Drive, Suite 520	(646) 536-7331
McLean, VA 22102	brett@haydenir.com
(703) 349-2577
jmccubbin@widepoint.com

WidePoint Prices Public Offering Of Common Stock

McLean, VA, October 23, 2014 – WidePoint Corporation (NYSE Mkt: WYY) a leading provider of Managed Mobility Services (MMS) specializing in Cybersecurity and Telecommunications Lifecycle Management (TLM) solutions, announced today the pricing of an underwritten public offering of 6,896,552 shares of its common stock at a purchase price of $1.45 per share. The gross proceeds to the Company from this offering are expected to be approximately $10.0 million, before deducting underwriting discounts and other estimated offering expenses. In addition, WidePoint has granted the underwriters a 30-day option to purchase up to an aggregate of 1,034,483 additional shares of common stock to cover over-allotments, if any. All of the shares in the offering are to be sold by WidePoint. While the offering is expected to close on October 28, 2014, the closing of the offering is subject to customary closing conditions and therefore there can be no assurance as to whether or when the offering will be completed.

WidePoint expects to use the net proceeds from the offering for growth capital, general corporate purposes including the repayment of debt, and M&A activities.

In connection with the offering, B. Riley & Co., LLC, is acting as lead book-runner and Craig-Hallum Capital Group LLC is acting as co-manager.

Commenting on the offering, Steve Komar, chairman & chief executive officer of WidePoint, said, “We are very pleased with the level of investor interest in WidePoint’s equity offering, and the efforts of B. Riley and Craig-Hallum on our behalf. The proceeds of this offering will enable WidePoint to invest in exciting new market opportunities, while paying down debt, strengthening our balance sheet, and seeking synergistic business combinations.”

A shelf registration statement (No. 333-193250) relating to the shares of common stock to be issued in the offering has been filed with the Securities and Exchange Commission (SEC). A preliminary prospectus supplement and accompanying base prospectus relating to the offering was filed with the SEC on October 22, 2014, and the final prospectus supplement and accompanying base prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. In addition, electronic copies of the final prospectus supplement and accompanying prospectus, when available, may be obtained by contacting the Compliance Department, B. Riley & Co., LLC, 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025 at (888) 295-0155 and at compliance@brileyco.com.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About WidePoint

WidePoint (NYSE Mkt: WYY) is a leading provider of secure, cloud-delivered, enterprise-wide information technology-based solutions that can enable enterprises and agencies to deploy fully compliant IT services in accordance with government-mandated regulations and advanced system requirements. WidePoint has several major government and commercial contracts. For more information, visit www.widepoint.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; (iv) anticipated revenues for the third quarter ended September 30, 2014; and (v) the risk factors disclosed in the Company's periodic reports filed with the SEC. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

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